EXHIBIT 10.1

                         THE PERFORMANCE INCENTIVE PLAN
                            OF THE COCA-COLA COMPANY

               as amended and restated effective January 1, 2003

                               I. PLAN OBJECTIVE

     The purpose of The Performance Incentive Plan of The Coca-Cola Company is to promote the interests of The Coca-Cola Company (the "Company") by providing additional incentive for participating officers and other key employees who contribute to the improvement of operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth and profitability and efficient operation of the Company.

                                II. DEFINITIONS

     The terms used herein will have the following meanings:

     "Award" means an amount awarded under the Plan to a Participant based upon the participant's base salary and as calculated pursuant to Section VI of the Plan.

     "Board" means the Board of Directors of the Company.

     "Company" means The Coca-Cola Company.

     "Compensation Committee" means the Compensation Committee of the Board.

     "Employee" means any person regularly employed on a full-time basis by the Company or a Related Company.

     "Management Committee" means the committee appointed by the compensation Committee to administer the Plan.

     "Participant" means an Employee who satisfies the eligibility requirements set forth in Section IV of the Plan.

     "Plan" means this Performance Incentive Plan of The Coca-Cola Company.

     "Plan Year" means the 12-month period beginning January 1 and ending December 31.

     "Related Company" means any corporation or business organization in which the Company owns, directly or indirectly, during the relevant time, either (i) 50% or more of the voting stock or capital where such entity is not publicly held, or (ii) an interest which causes the other entity's financial results to be consolidated with the Company's financial results for financial reporting purposes.

                              III. ADMINISTRATION

     The Plan will be administered by the Compensation Committee and/or the Management Committee. The Compensation Committee and/or the Management Committee will determine which of the Participants to whom, and the time or times at which, Awards will be granted under the Plan, and the other conditions of the grant of the Awards. The provisions and conditions of the grants of Awards need not be the same with respect to each grantee or with respect to each Award.

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     The Compensation Committee will, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and will make determinations and will take such other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable. Each determination or other action made or taken by the Compensation Committee or the Management Committee pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Awards granted hereunder will be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, any Related Company, the Compensation Committee, the Management Committee, the Board, officers, the affected employees of the Company or Related Companies, and any Participant or former Participant under the Plan, as well as their respective successors in interest.

                                IV. ELIGIBILITY

     Eligibility for participation in the Plan is limited to those Employees who can make an appreciable contribution to the attainment of overall business objectives of the operating unit for which they work as determined in the sole discretion of the Compensation Committee or the Management Committee. An Employee is eligible to participate in the Plan if:

     a. The Employee is compensated in an amount at least equal to the minimum salary grade or other guideline established annually by the Management Committee.

     b. During the Plan Year, the Employee is not participating in the Executive Incentive Performance Program of the Executive and Long-Term Performance Incentive Plan of The Coca-Cola Company.

     c. The Employee is recommended for participation in the Plan by his or her immediate superior and is approved for such participation by the operating head of the Employee's unit.

     d.   The Employee is approved as a Participant by the Management Committee.

     The fact that an Employee is eligible to participate in the Plan in one Plan Year does not assure that the Employee will be eligible to participate in any subsequent year. The fact that an Employee is eligible to participate in the Plan for any Plan Year does not mean that the Employee will receive an Award in any Plan Year. The Management Committee will determine an Employee's eligibility for participation in the Plan from time to time prior to or during each Plan Year.

                              V. PERFORMANCE GOALS

     Each operating unit of the Company shall set performance goals and objectives for each Plan Year which in the aggregate form the Company's overall goals and objectives for that Plan Year. Individual goals and objectives for each Participant will be established within the context of the goals of that Participant's operating unit. All goals shall be established by the Management Committee.

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                                   VI. AWARDS

     An Award to a Participant will be based on a percentage of the Participant's base salary and shall be established by the Management Committee. The percentage of base salary which constitutes an Award will increase as salary grade or level of responsibility increases.

     The Compensation Committee or the Management Committee shall, in each of their respective sole discretion, adjust the Award for each Participant based upon that Participant's over achievement or under achievement in terms of his or her individual performance and the performance of the Participant's operating unit during the Plan Year.

     An Employee who is selected as a Participant after the beginning of a Plan Year or a Participant who retires, who dies or whose employment is otherwise terminated prior to the end of such Plan Year will be eligible to receive a pro rata share of an Award based on the number of months of participation during any portion of such Plan Year if, in the sole discretion of the Compensation Committee or the Management Committee, such an award is merited.

                    VII. DETERMINATION AND TIMING OF AWARDS

     All Awards to Participants who are officers or assistant officers of the Company will be made by the Compensation Committee in its sole discretion. Awards to all other Participants shall be made by the Management Committee in its sole discretion. Awards will be paid for a particular Plan Year at such time following the end of the Plan Year as shall be determined by the Compensation Committee or the Management Committee.

                       VIII. METHOD OF PAYMENT OF AWARDS

     a. PAYMENTS OF AWARDS. Except as otherwise provided in this Plan, Awards for each Participant will be paid in one of the manners set forth in Sections VIII (a)(1), (a)(2) or (a)(3), as determined on a case-by-case basis in the sole discretion of the Compensation Committee or the Management Committee. Awards are subject to forfeiture until paid, as provided below.

               1. CASH. The Compensation Committee or the Management Committee may, in its sole discretion, pay any Award in cash. Awards paid in cash will be paid at the time described in Section VII above unless the Compensation Committee or the Management Committee has approved a request by a Participant to defer receipt of any Award in accordance with Section VIII(b) below.

               2. STOCK OPTIONS. The Compensation Committee may, in its sole discretion, pay any Award through the grant of stock options under The Coca-Cola Company 2002 Stock Option Plan, as amended, or successor stock option plan approved by shareowners (the "Stock Option Plan"). Any Award issued in the form of stock options shall be subject to the terms and conditions of the Stock Option Plan.

               3. STOCK. The Compensation Committee may, in its sole discretion, pay any Award by issuing to a Participant stock under The Coca-Cola Company 1989 Restricted

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          Stock Award Plan, as amended, or any successor restricted stock award plan approved by shareowners (the "Restricted Stock Plan"). Any Award issued in the form of stock shall be subject to the terms and conditions of the Restricted Stock Plan.

     b. DEFERRAL OF PAYMENT OF AWARD. An Award may be deferred under the Deferred Compensation Plan of The Coca-Cola Company (or comparable international plan, if any) pursuant to the terms of the Deferred Compensation Plan.

     c. WITHHOLDING FOR TAXES. The Company will have the right to deduct from any and all Award payments any taxes required to be withheld with respect to such payment, including hypothetical taxes under the Company's International Service Program Policy.

     d. PAYMENTS TO ESTATES. Awards which are due to a Participant pursuant to the provisions hereof and which remain unpaid at the time of his or her death will be paid in full to the Participant's estate.

                         IX. AMENDMENT AND TERMINATION

     The Compensation Committee may amend, modify, suspend, reinstate or terminate this Plan in whole or in part at any time or from time to time; provided, however, that no such action will adversely affect any right or obligation with respect to any Award theretofore made. The Compensation Committee and the Management Committee may deviate from the provisions of this Plan to the extent such committee deems appropriate to conform to local, laws and practices.

                               X. APPLICABLE LAW

     The Plan and all rules and determinations made and taken pursuant hereto will be governed by the laws of the State of Georgia, to the extent not preempted by federal law, and construed accordingly.

                          XI. EFFECT ON BENEFIT PLANS

     Awards may be included in the computation of benefits under the Employee Retirement Plan of The Coca-Cola Company, The Coca-Cola Export Corporation Overseas Retirement Plan and other retirement plans maintained by the Company under which the Participant may be covered and The Coca-Cola Company Thrift & Investment Plan subject to all applicable laws and in accordance with the provisions of those plans.

     Awards will not be included in the computation of benefits under any group life insurance plan, travel accident insurance plan, personal accident insurance plan or under Company policies such as severance pay and payment for accrued vacation, unless required by applicable laws.

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                             XII. CHANGE IN CONTROL

     If there is a Change in Control as defined in this Section XII at any time during a Plan Year, (1) the Management Committee promptly shall determine the Award which would have been payable to each Participant under the Plan for such Plan Year if he had continued for work for the Company for such entire year and all performance goals established under Section V had been met in full for such Plan Year by multiplying his target percentage by his annual salary as in effect on the date of such Change in Control and (2) each such Participant's nonforfeitable interest in his Award (as so determined by the Management Committee) thereafter shall be determined by multiplying such Award by a fraction, the numerator of which shall be the number of full, calendar months he is an employee of the Company during such Plan Year and the denominator is 12 or the number of full calendar months the Plan is in effect during such Plan Year, whichever is less. The payment of a Participant's nonforfeitable interest in his Award under this Section XII shall be made in cash as soon as practicable after his employment by the Company terminates or as soon as practicable after the end of such Plan Year, whichever comes first.

     A "Change in Control," for purposes of this Section XII, will mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on January 1, 2003, provided that such a change in control will be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act as in effect on January 1, 2003) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 2003) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the share owners of the Company approve any merger or consolidation as a result of which its stock will be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation will have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control will be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board determines otherwise.




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